Exhibit 4.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) dated September 1st, 2009 (the Effective Date”), is by and between Alpine Venture Associates, LLC, a Delaware Limited Liability Company (the “Consultant”) with address at PO Box 735, Alpine, New Jersey 07620, and Asia Growth Private Equity 1, Limited, a British Virgin Island Corporation who is subject to The BVI Business Companies Act, 2004. with address at 2503 Bank of America, 12 Harcourt Road, Central, Hong Kong (the “Company”).

Recitals

A.      The Company desires to retain the Consultant as Attorney In Fact (“Power of Attorney”) for the term set forth in this Agreement to assure itself of the services of the Consultant, and the Consultant is willing to be retained by the Company  for the term on the terms and conditions set forth below and attached Power of Attorney;

B.      The Consultant desires to provide the services under this Agreement and represents that he is qualified to perform such services.

Agreement

1.           Retention of the Consultant.  Subject to the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant to perform the services set forth in this Agreement, and the Consultant accepts this retention on the terms and conditions set forth in this Agreement.   This Agreement shall not be terminated and the obligation of the Company to pay the Consultant shall be a liability of the Company for as long as the Company exists.  No Letter of Intent, nor Definitive Agreement to acquire the Company and no ruling by The BVI Business Companies Act, 2004 shall change the terms of this Agreement.

2.           Term.  The term of this Agreement shall commence on the Effective Date and shall continue until either party terminates this Agreement by providing 30 days written notice of such intention to the other party.

3.           Scope of Work.  Consultant shall serve as the Chief Executive Officer and President of the Company and shall take such action as may be necessary to find suitable acquisition candidates for the Company and cause the Company to make its required filings with the SEC (the “Work”).

4.           Compensation and Payment.  The Consultant shall be paid a base fee of Twenty Thousand US Dollars ($20,000) per month for his services hereunder.  Payments will be made each month at the end of the month, or may be deferred, with Consultant’s consent, to a later date, or may be pre-paid on an earlier date.  In addition, the amounts due hereunder may, at the election of the Consultant, be payable in stock of the Company with the per share price being equal to the last price paid by non-affiliate of the Company for its shares.

The Consultant shall be entitled to reimbursement for all reasonable expenses.

5.           Independent Contractor.  The Consultant agrees to perform the Work as an independent contractor and not as a subcontractor, agent or Consultant of the Company, its subsidiaries or affiliates.

6.           Taxes.  The Consultant, and not the Company, shall be solely responsible for all taxes incurred by the Consultant in connection with her performance of the Work, including, but not limited to, all withholding, social security and other taxes with respect to the Consultant’s compensation.

7.           Business Records.  The Consultant shall maintain a record of expenses incurred under this Agreement.  For the duration of this Agreement, and for a period of two years thereafter, the Company shall have access to such records of the Consultant as required to verify reimbursable costs.

8.    Standard of Performance.   The Consultant shall perform the Work in accordance with standards of care, skill and diligence consistent with (a) recognized and sound consulting practices, procedures and techniques; (b) all applicable laws and regulations; (c) the degree of knowledge, skill and judgement normally exercised by professional firms and individuals with respect to services of a similar nature.

9.           Modifications.  No amendment or modification to this Agreement shall be effective unless made in writing.

10.           Assignment.  This Agreement and all of the Consultant’s rights, duties and obligations under this Agreement are personal in nature and shall not be subcontracted, assigned, delegated or otherwise disposed of by the Consultant without the prior written consent of the Company.

11.           Liability Limitation.  In no event shall either party be liable to the other party whether in contract, tort or otherwise, for payment of any special, indirect, incidental, consequential or similar damages.

12.           Indemnification.  The Company shall protect, defend, indemnify and hold the Consultant free and unharmed from and against any and all claims, liabilities, loss, costs, or damages, including court costs and attorneys’ fees, whether raised by the Company or a third party, which shall arise in connection with the Work.

13.           Notice.  All notices required under this Agreement shall be deemed given when sent by overnight courier or registered or certified mail, or when sent by telecopy, telegraph or other graphic, electronic means and confirmed by overnight courier or registered or certified mail addressed to the address set forth in the preamble to this Agreement.  Either party shall have the right to change the address or name of the person to whom such notices are to be delivered by notice to the other party.

14.           Law and Venue.  This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York without regard to conflicts of law provisions.  Any litigation between the parties shall be conducted in the state of federal courts of the State of New York.

15.           Waiver of Trial by Jury. The Company and the Consultant hereby knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation based hereon, or arising out of, under or in connection with this agreement.  This provision is a material inducement for the parties entering into this agreement.

16.           Headings.  The headings in this Agreement are provided for convenience of reference only and shall not affect the construction of the text of this Agreement.

17.           Non-Waiver.  No waiver of any provision of this Agreement shall be deemed to be nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

18.           Cumulative Remedies.  All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of any one right or remedy shall not bar the exercise of any other right or remedy.

19.           Severability.  If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement.

20.           Survival.  The obligations of the parties hereunder which by their nature survive the termination of this Agreement and/or the completion of the Work hereunder, shall survive and inure to the benefit of the parties.  Those provisions of this Agreement which provide for the limitation of or protection against liability shall apply to the full extent permitted by law and shall survive termination of this Agreement and/or completion of the Work.

21.           Complete Agreement.  This Agreement constitutes the entire and final agreement and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the parties, whether oral, written or implied.  The inclusion of this provision has been a material inducement for each of the parties to enter into this Agreement.

22.           Publicity.   The Consultant shall not make any public disclosures regarding the Company, its subsidiaries or affiliates or the project for which he is performing the Work without the prior approval of the Company.

The parties have executed this Agreement effective as of the day and year first above written.

Asia Growth Private Equity 1, Limited	Consultant: Alpine Venture Associates, LLC

By: Edward James Hahn	Edward James Hahn

Signature: /s/ Edward James Hahn	/s/ Edward James Hahn

Title: Authorized Signatory	Consultant

Date: September 1st, 2009	September 1st, 2009